EXHIBIT 26 (d)

                           DEPOSITOR FORM NUMBER VR29


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                           CHILD TERM RIDER

                           THIS RIDER IS A PART OF THE POLICY TO WHICH IT IS ATTACHED IF IT IS LISTED UNDER THE RIDER SCHEDULE ON THE SCHEDULE PAGES OF THE POLICY. EXCEPT AS OTHERWISE STATED IN THIS RIDER, IT IS SUBJECT TO ALL OF THE PROVISIONS OF THE POLICY.

POLICY NUMBER:

INSURED CHILD:

RIDER INSURANCE AMOUNT:

RIDER DATE: (Date rider is attached to the policy)

RIDER EXPIRY DATE: (Policy anniversary nearest to Insured Child's 25th birthday)

FINAL RIDER CONVERSION DATE: (Policy anniversary nearest insured Child's 25th birthday.)

DEFINITIONS:               ELIGIBLE CHILD. An eligible Child is any child who is
                           born to or legally adopted by the Insured person under the Policy, who is at least 14 days of age and less than 25 years of age.

                           INSURED CHILD. An Insured Child is any Eligible Child named on this Rider as an Insured Child.

                           INSURED PERSON UNDER THE POLICY. The person named as Insured in the Policy.

                           IN FORCE. The Rider has not terminated.

                           MONTHLY CALCULATION DAY. The Monthly Calculation Day is defined in Part 1 of the policy. It is the day of the month on which the policy's Monthly Deduction is made as described in Part 4 of the Policy.

                           POLICY. The Policy to which this Rider is attached.

                           YOU. The policyowner named above on this rider.

RIDER DEATH BENEFIT        If the Insured Child dies while this Rider is In
                           Force we will pay the Rider Total Insurance Amount shown above to the Rider's Beneficiary as stated in the Policy application, or as later changed by You.
                           If no Rider Beneficiary is stated in the application, the Rider's Beneficiary shall be the same as the Policy's Beneficiary.

AUTOMATIC INSURANCE        Any child who is born to the Insured Person Under The
COVERAGE                   Policy after the Rider Date will be automatically
                           covered for the Rider Insurance Amount from age 14 days to age 45 days. Any child legally adopted by the Insured Person Under The Policy will automatically be covered for the Rider Insurance Amount for a 31 day period following the date of adoption (and provided the child is at least 14 days old).

                           In order to continue insurance coverage after the end of this automatic coverage period You must notify us, and submit to us such evidence of insurability for the child as we may require before the end of the automatic

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                           coverage period. If the evidence of insurability is
                           satisfactory to us we will send You an additional Rider having the same Rider Insurance Amount as this Rider which will list the additional child as the Insured Child.

MONTHLY CHARGE             The Monthly Charge for this Rider is equal to the
                           monthly Cost of Insurance rate for the Insured Child multiplied by the Rider Total Insurance Amount. The monthly Cost of Insurance rate is based on the issue age, sex, and risk classification of the Insured
                           Child, and on the number of elapsed years from the Policy Date. Such rate will not exceed the rates in the table attached to this Rider. The Monthly Charge for each month of the first year that this Rider is In Force is shown on the Policy's Schedule Pages.
                           This Monthly Charge will increase each year thereafter. The Monthly Charge for the Rider is deducted from the Policy Value as part of the Monthly
                           Deduction for the Policy.

CONVERSION                 On any Monthly Calculation Date while this Rider is
                           In Force and on or before the Final Conversion Date, You may convert the Rider Total Insurance Amount, without evidence of insurability, to a new insurance policy on the life of the Insured Person. The amount of insurance coverage of the new policy must equal
                           $25,000. The new policy may be any Whole Life or Variable Universal Life policy that we offer at the time of conversion.

                           In order to convert insurance coverage on the Insured Child you must submit to us a written release and surrender of all claims for that Insured Child under this Rider. The policy date of the new policy will be the date on which the conversion of insurance occurs. This Rider will terminate on such date.

CONVERSION ALLOWANCE       We will apply a Conversion Allowance to pay a portion
                           of the new policy's first year premium. The amount of Conversion Allowance is equal to the sum of the first twelve Monthly Charges for this Rider (or equal to the sum of all Monthly Charges for this Rider if less than twelve such charges have been charged).

GENERAL PROVISIONS         CONTESTABILITY. We cannot contest the validity of
                           this rider after it has been In Force during the lifetime of the Insured Child for two years from the Rider Date.

                           SUICIDE. If, within two years from the Rider Date the Insured Child dies by suicide, whether sane or insane, the Rider Death Benefit will be limited to the sum of the Monthly Charges paid for this Rider. In such event, this Rider will terminate.

TERMINATION OF             This Rider and any insurance provided under this
THIS RIDER                 Rider will terminate on the earliest of the following
                           dates:

                                  (1) The Rider Expiry Date shown above;

                                  (2) The date of surrender or lapse of the
                                      policy;

                                  (3) The date of payment of the Rider Death
                                      Benefit;

                                  (4) The date of payment of the Policy's
                                      Death Proceeds;

                                  (5) The date of conversion of this Rider;

                                  (6) The first Monthly Calculation Day
                                      following our receipt from You of a
                                      written request to cancel this Rider.

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